JEAN E. WILLIAMS
Acting Assistant Attorney General
Environment & Natural Resources Division
United States Department of Justice
PATRICIA L. HURST (DC Bar # 438882)
KARL J. FINGERHOOD (PA Bar #63260)
Senior Counsels
Environmental Enforcement Section
Environment & Natural Resources Division
United States Department of Justice
150 M Street, NE, Room 5.1123
Washington, DC 20002
(202) 307-1242
Patricia.Hurst@usdoj.gov

JUDITH A. PHILIPS
Acting United States Attorney
RACHEL S. MORIYAMA #3802
Assistant United States Attorney
District of Hawaii
Room 6-100, PJKK Federal Building
300 Ala Moana Boulevard
Honolulu, Hawaii 96850
(808) 286-2890
Rachel.Moriyama@usdoj.gov

Attorneys for Plaintiff United States of America

UNITED STATES DISTRICT COURT
DISTRICT OF HAWAII

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UNITED STATES OF AMERICA :	
Plaintiff, :	Civil Action No. ______
v. :	
KAANAPALI LAND, LLC, and OAHU SUGAR COMPANY, LLC, :	**CONSENT DECREE**
Defendants. :	
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TABLE OF CONTENTS

I. BACKGROUND 1
II. JURISDICTION 6
III. PARTIES BOUND 6
IV. DEFINITIONS 7
V. STATEMENT OF PURPOSE 12
VI. PAYMENT OF RESPONSE COSTS AND NATURAL RESOURCE DAMAGES 13
VII. FAILURE TO COMPLY WITH CONSENT DECREE 15
VIII. USE OF PAYMENTS FOR NATURAL RESOURCE RESTORATION ACTIONS 18
IX. COVENANT BY PLAINTIFF 19
X. RESERVATION OF RIGHTS BY UNITED STATES 19
XI. COVENANTS BY SETTLING DEFENDANTS 21
XII. EFFECT OF SETTLEMENT/CONTRIBUTION 23
XIII. ACCESS TO INFORMATION 26
XIV. EPA'S WITHDRAWAL OF UAOs/SETTLING DEFENDANTS' WITHDRAWAL OF FOIA REQUESTS 28
XV. NOTICES AND SUBMISSIONS 28
XVI. RETENTION OF JURISDICTION 31
XVII. INTEGRATION/APPENDICES 31
XVIII. LODGING AND OPPORTUNITY FOR PUBLIC COMMENT 31
XIX. SIGNATORIES/SERVICE 32
XX. FINAL JUDGMENT 33

I. BACKGROUND

A. The United States of America ("United States"), on behalf of the Department of Defense, Department of the Navy ("Navy"); the Environmental Protection Agency ("EPA"); Department of the Interior ("DOI"); and the National Oceanic and Atmospheric Administration ("NOAA"), filed a complaint in this matter pursuant to Sections 106 and 107 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9606 and 9607 ("CERCLA"). The complaint seeks injunctive relief and reimbursement of response costs incurred or to be incurred for response actions taken or to be taken at or in connection with the release or threatened release of hazardous substances at and from the premises of the former Oahu Sugar pesticide-mixing area (the "Site," as defined in Paragraph 3, below). The complaint further seeks compensation for Natural Resource Damages resulting from the release of hazardous substances at and from the Site. The pesticide mixing area occupies at least 3.5 acres within the larger Pearl Harbor Naval Complex Superfund Site, Hawaii.

B. From 1947 until 1995, Oahu Sugar Company, Ltd. leased land for agricultural operations on Waipio Peninsula, including the Site, from the United States Department of Defense, Department of the Navy. Oahu Sugar Company, Ltd. used the Site to store, mix, and load pesticides, herbicides, and fertilizers.

These activities resulted in the release of dioxin and pentachlorophenol, among other hazardous substances, into the environment.

C. In or about 1961, Oahu Sugar Company, Ltd. was renamed "Second Sugar Company" and was merged into American Factors, Ltd. Subsequently, a new subsidiary of American Factors was formed with same name as Oahu Sugar Company, Ltd. ("New Oahu Sugar"). Through a series of corporate renamings, mergers, and bankruptcies, Settling Defendants allegedly became successors in interest to the original Oahu Sugar Company ("Old Oahu Sugar"). Once formed, New Oahu Sugar began operating at the Site as Oahu Sugar Company, Ltd., and subsequently became Oahu Sugar Company, LLC.

D. Settling Defendants Oahu Sugar Company, LLC and Kaanapali Land, LLC are alleged to be responsible parties pursuant to Section 107(a) of CERCLA, 42 U.S.C. § 9607(a), as successors to Old Oahu Sugar and jointly and severally liable for response costs incurred and to be incurred at the Site. Settling Defendant Oahu Sugar Company, LLC also allegedly is responsible as the operator of the Site from 1962-95.

E. On May 20, 1997, the Hawaii Department of Health ("DOH") conducted surface soil sampling at and around the former pesticide/herbicide mixing area. The sampling results from the DOH effort indicated elevated

concentrations of various dioxin congeners at the Site, including levels as high as 1,530 ug/kg (or parts per billion, "ppb") for 2,3,7,8-tetrachlorodibenzo-para-dioxin (2,3,7,8 TCDD) toxicity equivalents ("TEQ").

F. Dioxin is a persistent, bioaccumulative and toxic pollutant that can build up in the food chain to levels harmful to human and ecosystem health. The TEQ is a method to describe total toxicity for dioxin congeners as if it were the most toxic dioxin, 2,3,7,8 TCDD. EPA applies the concept of toxic equivalency factors ("TEF") to facilitate the risk assessment of these compounds in specific mixtures. TEFs compare the potential toxicity of each dioxin-like compound comprising the mixture to the potency of 2,3,7,8-TCDD. The amount of each congener is multiplied by its TEF and the products are summed. The summed values yield a toxicity equivalence or TEQ, relative to 2,3,7,8 TCDD. In this manner, congeners in a mixture are normalized based on both concentration and potency relative to 2,3,7,8-TCDD.

G. EPA Region 9 Regional Screening Level ("RSL") for 2,3,7,8 TCDD in soil under the Industrial Soil/Composite Worker exposure scenario is 0.022 ug/kg (ppb). EPA Office of Solid Waste and Emergency Response Directive 9200.4-26, *Approach for Addressing Dioxin in Soil at CERCLA and RCRA Sites,*

April 13, 1998, recommends cleanup levels for dioxin at 10 ppb TEQ for industrial exposure as a starting point.

H. Pentacholorophenol ("PCP") was also detected at the Site by HDOH in 1997 at concentrations up to 35 mg/kg (or parts per million, "ppm"). PCP historically was widely used as a pesticide and wood preservative. EPA lists PCP as a probable human carcinogen. The EPA RSL for PCP in soil under the Industrial Soil/Composite Worker exposure scenario is 4 mg/kg (ppm).

I. In August 2002, BEI Environmental Services, on behalf of Oahu Sugar Company, LLC conducted a remedial investigation and prepared a remedial investigation report for the former pesticide mixing area. The TEQ results of this soil sampling effort ranged from 0.11 ug/kg (ppb) to 992 ug/kg (ppb) for dioxin. PCP was detected in surface soils at levels between 370 ug/kg (ppb) to 140,000 ug/kg (ppb).

J. On March 28, 2005, EPA issued Unilateral Administrative Order ("UAO") No. 9-2005-08 to Oahu Sugar Company, LLC. Oahu Sugar Company, LLC filed for Chapter 7 bankruptcy on April 19, 2005. Oahu Sugar Company, LLC was substantially without assets at the time and did not comply with the 2005 Unilateral Administrative Order.

K. On September 30, 2009, EPA issued UAO No. 9-2009-14 to Settling Defendant Kaanapali Land, LLC to investigate contamination at the Site and prepare an Engineering Evaluation and Cost Analysis. EPA is overseeing Settling Defendant Kaanapali Land, LLC's ongoing performance under the 2009 UAO.

L. DOI and NOAA (collectively "Trustees") under the authority of Section 107(f) of CERCLA, 42 U.S.C. § 9607(f), and 40 C.F.R. Part 300, subpart G, have been delegated to serve as trustees for natural resources for the assessment and recovery of damages for injury to, destruction of, loss of, impairment, and loss of use of natural resources and/or the services provided by those resources under their trusteeship. The Trustees will be conducting restoration planning in accordance with 43 C.F.R. § 11.81, 42 U.S.C. §§ 9607(f) and 9611(i), and the National Environmental Policy Act ("NEPA"), 42 U.S.C. § 4321 *et seq.*

M. Settling Defendants do not admit any liability to Plaintiff arising out of the transactions or occurrences alleged in the complaint. Settling Federal Agency does not admit any liability arising out of the transactions or occurrences alleged in any counterclaim that is or could be asserted by Settling Defendants.

N. The United States and Settling Defendants agree, and this Court by entering this Consent Decree finds, that this Consent Decree has been negotiated by the Parties in good faith, that settlement of this matter without further litigation

and without the admission or adjudication of any issue of fact or law is appropriate and will avoid prolonged and complicated litigation between the Parties, and that this Consent Decree is fair, reasonable, and in the public interest.

THEREFORE, with the consent of the Parties to this Decree, it is ORDERED, ADJUDGED, AND DECREED:

II. JURISDICTION

1. This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. §§ 1331 and 1345 and 42 U.S.C. §§ 9606, 9607 and 9613(b) and also has personal jurisdiction over Settling Defendants. Solely for the purposes of this Consent Decree and the underlying complaint, Settling Defendants waive all objections and defenses that they may have to jurisdiction of the Court or to venue in this District. Subject to Section XVIII, Settling Defendants shall not challenge entry or the terms of this Consent Decree or this Court's jurisdiction to enter and enforce this Consent Decree.

III. PARTIES BOUND

2. This Consent Decree is binding upon the United States, and upon Settling Defendants and their successors and assigns. Any change in ownership or corporate or other legal status, including, but not limited to, any transfer of assets

or real or personal property, shall in no way alter the rights or responsibilities of Settling Defendants under this Consent Decree.

IV. DEFINITIONS

3. Unless otherwise expressly provided in this Consent Decree, terms used in this Consent Decree that are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in CERCLA or in such regulations. Whenever terms listed below are used in this Consent Decree or its appendix, the following definitions shall apply:

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601-9675.

"Consent Decree" shall mean this Consent Decree and all appendices attached hereto. In the event of conflict between this Consent Decree and any appendix, this Consent Decree shall control.

"Day" or "day" shall mean a calendar day. In computing any period of time under this Consent Decree, where the last day would fall on a Saturday, Sunday, or federal or State holiday, the period shall run until the close of business of the next working day.

"DOI" shall mean the U.S. Department of the Interior and its successor departments, agencies, or instrumentalities.

"DOI NRDAR Fund" means DOI's Natural Resource Damage Assessment and Restoration Fund, Account No. 14X5198.

"DOJ" shall mean the U.S. Department of Justice and its successor departments, agencies, or instrumentalities.

"Effective Date" shall mean the date upon which the approval of this Consent Decree is recorded on the Court's docket.

"Environmental Restoration Account, Navy" shall mean the special account established pursuant to 10 U.S.C. § 2703(a)(3).

"EPA" shall mean the U.S. Environmental Protection Agency and its successor departments, agencies, or instrumentalities.

"EPA Hazardous Substance Superfund" shall mean the Hazardous Substance Superfund established by the Internal Revenue Code, 26 U.S.C. § 9507.

"Interest" shall mean interest at the rate specified for interest on investments of the EPA Hazardous Substance Superfund established by 26 U.S.C. § 9507, compounded annually on October 1 of each year, in accordance

with 42 U.S.C. § 9607(a). The applicable rate of interest shall be the rate in effect at the time the interest accrues. The rate of interest is subject to change on October 1 of each year. Rates are available online at https://www.epa.gov/superfund/superfund-interest-rates.

"Natural Resource Damages" shall mean any damages recoverable by the United States pursuant to Section 107(a)(4)(C) of CERCLA, 42 U.S.C. § 9607(a)(4)(C) , and Section 311(f)(4) or (5) of the Clean Water Act, 33 U.S.C. §§ 1321(f)(4)-1321(f)(5), for injury to, destruction of, loss of, loss of use of, or impairment of natural resources as a result of a release of hazardous substances at or from the Site, including, but not limited to: (i) the costs of assessing such injury, destruction, or loss or impairment arising from or relating to such a release; (ii) the costs of restoration, rehabilitation, or replacement of injured or lost natural resources or of acquisition of equivalent resources; (iii) the costs of planning such restoration activities; (iv) compensation for injury, destruction, loss, loss of use, or impairment of natural resources; and (v) each of the categories of recoverable damages described in 43 C.F.R. § 11.15.

"National Contingency Plan" or "NCP" shall mean the National Oil and Hazardous Substances Pollution Contingency Plan promulgated pursuant to

Section 105 of CERCLA, 42 U.S.C. § 9605, codified at 40 C.F.R. Part 300, and any amendments thereto.

"NOAA" shall mean the U.S. Department of Commerce, acting through its National Oceanic and Atmospheric Administration, and its successor departments, agencies, or instrumentalities.

"Paragraph" shall mean a portion of this Consent Decree identified by an Arabic numeral or an upper or lower case letter.

"Parties" shall mean the United States and Settling Defendants.

"Plaintiff" shall mean the United States.

"RCRA" shall mean the Solid Waste Disposal Act, 42 U.S.C. §§ 6901-6992, also known as the Resource Conservation and Recovery Act.

"Section" shall mean a portion of this Consent Decree identified by a Roman numeral.

"Settling Defendants" shall mean Kaanapali Land, LLC and Oahu Sugar Company, LLC. "KLLLC" shall mean Defendant Kaanapali Land, LLC, a publicly-traded Delaware limited liability company, with its principal place of business in Chicago, Illinois. KLLLC is the reorganized entity resulting from the Joint Plan of Reorganization of Amfac Hawaii, LLC (now known as

Kaanapali Land, LLC), certain of its subsidiaries, and FHT Corporation under Chapter 11 of the Bankruptcy Code, dated June 11, 2002.

"Settling Defendants' Related Parties" shall mean: (i) parents, subsidiaries, and affiliates of Settling Defendants, but only to the extent that alleged liability is based on the facts or Site conditions giving rise to the alleged liability of the Settling Defendants; and (ii) former or current officers, directors, employees, general partners, limited partners, members, or shareholders of Settling Defendants, but only to the extent that alleged liability is based on acts and/or omissions that occurred within the scope of employment or capacity as an officer, director, employee, general partner, limited partner, member, or shareholder of the Settling Defendants.

"Settling Federal Agency" shall mean the United States Department of Defense, Department of the Navy, and its successor departments, agencies, or instrumentalities.

"Site" shall mean the Oahu Sugar pesticide mixing area, encompassing at least 3.5 acres, located within the Pearl Harbor Naval Complex Superfund Site at 21° 21' 44.7" north latitude and 157 ° 59' 23.7" west longitude, Waipio Peninsula, Waipahu, Hawaii, and generally shown on the map included in

Appendix A, and any areas where hazardous substances from that designated area come to be located, including sediments.

"United States" shall mean the United States of America and each department, agency, and instrumentality of the United States, including DOJ, EPA, NOAA, DOI, and Settling Federal Agency.

V. STATEMENT OF PURPOSE

4. By entering into this Consent Decree, the mutual objective of the Parties is for Settling Defendants to make a cash payment, which includes a premium, to provide complete relief to the United States and to resolve Settling Defendants' alleged civil liability with regard to the Site, under Sections 106, 107(a) and 113 of CERCLA, 42 U.S.C. §§ 9606, 9607(a), and 9613, Section 311(f)(4) of the Clean Water Act, 33 U.S.C. § 1321(f)(4), and Section 7003 of RCRA, 42 U.S.C. § 6973, as provided in the Covenants by Plaintiff in Section VIII, subject to the Reservations of Rights by United States in Section X , and as provided in the Covenants by Settling Defendants in Section XI.

VI. PAYMENT OF RESPONSE COSTS AND NATURAL RESOURCE DAMAGES

5. **Payment by Settling Defendants for Response Costs**. Within 30 days after the Effective Date, Settling Defendants will pay to the United States $5,000,000, plus an additional sum for Interest on that amount calculated from the Effective Date through the date of payment for response costs.

6. **Payment by Settling Defendants for Natural Resource Damages.** Within 30 days of the Effective Date, Settling Defendants will pay to the United States $2,500,000, plus an additional sum for Interest on that amount calculated from the Effective Date through the date of payment for natural resource restoration actions.

7. Settling Defendants shall make payments at https://www.pay.gov to the U.S. Department of Justice account, in accordance with instructions provided to Settling Defendants by the Financial Litigation Unit (FLU) of the U.S. Attorney's Office for the District of Hawaii after the Effective Date. The payment instructions provided by the FLU will include a Consolidated Debt Collection System (CDCS) number, which shall be used to identify all payments required to be made in accordance with this Consent Decree. The FLU will provide the payment instructions to:

Stephen A. Lovelette, Suite 1400, 900 N. Michigan Ave., Chicago, IL 60611; 312.915.2856; Lovelette@jmb.com.

on behalf of Settling Defendants. Settling Defendants may change the individual to receive payment instructions on its behalf by providing written notice of such change to DOJ and EPA in accordance with Section XV (Notices and Submissions).

8. **Deposit of Payments.** Of the amount to be paid to the United States pursuant to Paragraph 5, the United States shall deposit $100,000 in the Pearl Harbor-Oahu Sugar Operable Unit (091S OU18) Special Account within the EPA Hazardous Substance Superfund to be retained and used to conduct or finance response actions at or in connection with the Site, including EPA's oversight costs, with the remaining balance to be transferred by EPA to the Hazardous Substance Superfund or, for any significant portions unused by EPA, to finance the Navy's response actions at the Site, in accordance with EPA's *Guidance on Disbursement of Funds From Special Accounts to Entities Performing CERCLA Response Actions* (May 27, 2018). The remainder of the amount paid pursuant to Paragraph 5 shall be deposited by the United States in the Environmental Restoration Account, Navy, to be retained and used to conduct or finance response actions at or in connection with the Site. The total amount to be paid pursuant to Paragraph 6 shall

be deposited by the United States in the DOI NRDAR Fund for the joint benefit and use of the Trustees to pay for natural resource restoration projects to be jointly selected by the Trustees, as described in Paragraph 15.

9. **Notice of Payment**. At the time of payment, Settling Defendants shall send notice that payment has been made to DOJ, EPA, NOAA, DOI, and Settling Federal Agency in accordance with Section XV (Notices and Submissions). Such notice shall reference the CDCS Number, EPA Site/Spill ID Number 091S Operable Unit 18, and DJ Number 90-11-3-08781.

VII. FAILURE TO COMPLY WITH CONSENT DECREE

10. **Interest on Late Payments**. If Settling Defendants fail to make any payment required by Paragraphs 5 (Payment by Settling Defendants for Response Costs) and 6 (Payment by Settling Defendants for Natural Resource Damages) by the required due date, Interest shall continue to accrue on the unpaid balance through the date of payment.

11. **Stipulated Penalty**

a. If any amounts due under Paragraph 5 (Payment by Settling Defendants for Response Costs) and 6 (Payment by Settling Defendants for Natural Resource Damages) are not paid by the required due date, Settling

Defendants shall be in violation of this Consent Decree and shall pay, as a stipulated penalty, in addition to the Interest required by Paragraph 10 (Interest on Late Payments), $5,000 per violation per day that such payment is late.

b. Stipulated penalties are due and payable within 30 days after the date of the demand for payment of the penalties by the United States. All payments under this Paragraph shall be identified as "stipulated penalties" and shall be made by Fedwire EFT to:

Federal Reserve Bank of New York
ABA = 021030004
Account = 68010727
SWIFT address = FRNYUS33
33 Liberty Street
New York, NY 10045

Field Tag 4200 of the Fedwire message should read "D 68010727 Environmental Protection Agency" and shall reference the CDCS Number, Site/Spill ID Number 091S Operable Unit 18, and DJ Number 90-11-3-08781.

c. At the time of payment, Settling Defendants shall send notice that payment has been made to EPA and DOJ as provided in Paragraph 9 (Notice of Payment).

d. Penalties shall accrue as provided in this Paragraph regardless of whether the United States has notified Settling Defendants of the violation or

made a demand for payment, but need only be paid upon demand. All penalties shall begin to accrue on the day after payment is due and shall continue to accrue through the date of payment. Nothing in this Consent Decree shall prevent the simultaneous accrual of separate penalties for separate violations of this Consent Decree.

12. If the United States brings an action to enforce this Consent Decree, Settling Defendants shall reimburse the United States for all costs of such action, including but not limited to costs of attorney time.

13. Payments made under this Section shall be in addition to any other remedies or sanctions available to Plaintiff by virtue of Settling Defendants' failure to comply with the requirements of this Consent Decree.

14. Notwithstanding any other provision of this Section, the United States may, in its unreviewable discretion, waive payment of any portion of the stipulated penalties that have accrued pursuant to this Consent Decree. Payment of stipulated penalties shall not excuse Settling Defendants from payment as required by Section VI (Payment of Response Costs and Natural Resource Damages) or from performance of any other requirements of this Consent Decree.

VIII. USE OF PAYMENTS FOR NATURAL RESOURCE RESTORATION ACTIONS

15. All funds deposited in a segregated sub-account within the NRDAR Fund under Paragraph 6 shall be for the joint benefit and use of the Trustees to pay for the costs and administration of projects that restore, rehabilitate, replace and/or acquire the equivalent of the natural resources alleged to be injured as a result of releases or the threat of release of hazardous substances at or from the Site in accordance with this Consent Decree. All such funds shall be applied toward the costs of: (a) restoration planning; (b) administrative expenses necessary for, and incidental to, restoration implementation; (c) restoration implementation, and (d) subsequent monitoring and adaptive management of restoration, rehabilitation, replacement and/or acquisition of the equivalent natural resources in accordance with 43 C.F.R. § 11.81, 42 U.S.C. §§ 9607(f) and 9611(i), and NEPA, 42 U.S.C. § 4321 *et seq.*

16. Decisions regarding any use or expenditure of funds under this Section shall be made by the agreement of the Trustees. Settling Defendants and Settling Federal Agency shall not be entitled to dispute, in any forum or proceeding, any decision relating to use of funds or restoration efforts under this

Section other than opportunities to comment that are available to the general public.

IX. COVENANT BY PLAINTIFF

17. **Covenant for Settling Defendants by United States**. Except as specifically provided in Section X (Reservation of Rights by United States), the United States covenants not to sue or to take any administrative action against Settling Defendants and Settling Defendants' Related Parties pursuant to Sections 106, 107(a) and 113 of CERCLA, 42 U.S.C. §§ 9606, 9607(a) and 9613, Section 311(f)(4) of the Clean Water Act, 33 U.S.C. § 1321(f)(4), and Section 7003 of RCRA, 42 U.S.C. § 6973, with regard to the Site. With respect to past, present and future liability, these covenants shall take effect upon the Effective Date. These covenants are conditioned upon the satisfactory performance by Settling Defendants of their obligations under this Consent Decree. These covenants extend only to Settling Defendants and to Settling Defendants' Related Parties and do not extend to any other person except as provided herein.

X. RESERVATION OF RIGHTS BY UNITED STATES

18. The United States reserves, and this Consent Decree is without prejudice to, all rights against Settling Defendants and Settling Defendants' Related Parties, with respect to all matters not expressly included within Paragraph

17 (Covenants for Settling Defendants by United States). Notwithstanding any other provision of this Consent Decree, the United States reserves all rights against Settling Defendants with respect to:

a. liability for failure of Settling Defendants to meet a requirement of this Consent Decree;

b. criminal liability;

c. liability based on the ownership or operation of the Site by Settling Defendants or by Settling Defendants' Related Parties when such ownership or operation commences after signature of this Consent Decree by Settling Defendants;

d. liability based on Settling Defendants' or on Settling Defendants' Related Parties' transportation, treatment, storage, or disposal, or arrangement for transportation, treatment, storage, or disposal of a hazardous substance or a solid waste at or in connection with the Site, after signature of this Consent Decree by Settling Defendants;

e. liability arising from past, present, or future disposal, release or threat of release of a hazardous substance, pollutant, or contaminant outside of the Site.

19. EPA and the Trustees reserve, and this Consent Decree is without prejudice to, all rights against Settling Federal Agency. Nothing in this Decree is intended to alter or diminish the obligations of Settling Federal Agency under the 1994 Federal Facilities Agreement for the Pearl Harbor Naval Complex.

XI. COVENANTS BY SETTLING DEFENDANTS

20. **Covenants by Settling Defendants**. Except as provided in Paragraph 24 (State of Hawaii claims), Settling Defendants covenant not to sue and agree not to assert any claims or causes of action against the United States, or their contractors or employees, with respect to the Site and this Consent Decree, including but not limited to:

a. any direct or indirect claim for reimbursement from the EPA Hazardous Substance Superfund based on Sections 106(b)(2), 107, 111, 112, or 113 of CERCLA, 42 U.S.C. §§ 9606(b)(2), 9607, 9611, 9612, or 9613, or any other provision of law;

b. any claim arising out of response actions at or in connection with the Site, or Natural Resource Damages at the Site, including any claim under the United States Constitution, the Tucker Act, 28 U.S.C. § 1491, the Equal Access to Justice Act, 28 U.S.C. § 2412, or at common law; or

c. any claim pursuant to Sections 107 or 113 of CERCLA, 42 U.S.C. §§ 9607 or 9613, Section 311(i) of the Clean Water Act, 33 U.S.C. § 1321(i), Section 7002(a) of RCRA, 42 U.S.C. § 6972(a), or state law relating to the Site.

21. Except as provided in Paragraph 23 (claims against other PRPs), and Paragraph 28 (res judicata and other defenses), the covenants in this Section shall not apply in the event the United States brings a cause of action or issues an order pursuant to any of the reservations in Section X (Reservations of Rights by United States), other than in Paragraph 18.a (liability for failure to meet a requirement of the Consent Decree) or 18.b (criminal liability), but only to the extent that Settling Defendants' claims arise from the same response action or response costs that the United States is seeking pursuant to the applicable reservation.

22. Nothing in this Consent Decree shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. § 9611, or 40 C.F.R. 300.700(d).

23. Except as provided in Paragraph 24 (State of Hawaii claims), Settling Defendants agree not to assert any claims and to waive all claims or causes of action (including but not limited to claims or causes of action under Sections 107(a) and 113 of CERCLA) that they may have for response costs and

for Natural Resource Damages and assessment costs with regard to the Site against any other person who is a potentially responsible party under CERCLA at the Site. This waiver shall not apply with respect to any defense, claim, or cause of action that Settling Defendants may have against any person if such person asserts a claim or cause of action relating to the Site against Settling Defendants.

24. In the event that the State of Hawaii asserts a claim against either Settling Defendant for response costs or damages to natural resources relating to the Site, that Settling Defendant retains the right to assert contribution claims against Settling Federal Agency, provided that Settling Federal Agency retains any defenses that it may have in response to such a claim.

XII. EFFECT OF SETTLEMENT/CONTRIBUTION

25. Except as provided in Paragraph 17 (plaintiff's covenant) and Paragraph 23 (claims against other PRPs), nothing in this Consent Decree shall be construed to create any rights in, or grant any cause of action to, any person not a Party to this Consent Decree. Except as provided in Section IX (Covenant By Plaintiff) and Section XI (Covenants by Settling Defendants), each of the Parties expressly reserves any and all rights (including, but not limited to, under Section 113 of CERCLA, 42 U.S.C. § 9613), defenses, claims, demands, and causes of action that it may have with respect to any matter, transaction, or occurrence

relating in any way to the Site against any person not a Party hereto. Nothing in this Consent Decree diminishes the right of the United States, pursuant to Section 113(f)(2) and (3) of CERCLA, 42 U.S.C. § 9613(f)(2)-(3), to pursue any such persons to obtain additional response costs or response actions, or Natural Resource Damages, and to enter into settlements that give rise to contribution protection pursuant to Section 113(f)(2).

26. The Parties agree, and by entering this Consent Decree this Court finds, that this Consent Decree constitutes a judicially-approved settlement pursuant to which Settling Defendants have, as of the Effective Date, resolved liability to the United States within the meaning of Section 113(f)(2) of CERCLA, 42 U.S.C. § 9613(f)(2), and are entitled, as of the Effective Date, to protection from contribution actions or claims as provided by Section 113(f)(2) of CERCLA, or as may be otherwise provided by law, for the "matters addressed" in this Consent Decree. The "matters addressed" in this Consent Decree are all response actions taken or to be taken and all response costs incurred or to be incurred, and all Natural Resource Damages, at or in connection with the Site, by the United States or any other person, except for the State; provided, however, that if the United States exercises rights under the reservations in Section X (Reservations of Rights by United States), other than in Paragraph 18.a (liability for failure to meet

a requirement of the Consent Decree) or 18.b (criminal liability), the "matters addressed" in this Consent Decree will no longer include those response costs or response actions or Natural Resource Damages that are within the scope of the exercised reservation.

27. The Parties further agree, and by entering this Consent Decree this Court finds, that the complaint filed by the United States in this action is a civil action within the meaning of Section 113(f)(1) of CERCLA, 42 U.S.C. § 9613(f)(1), and that this Consent Decree constitutes a judicially-approved settlement pursuant to which Settling Defendants and Settling Federal Agency has, as of the Effective Date, resolved liability to the United States within the meaning of Section 113(f)(3)(B) of CERCLA, 42 U.S.C. § 9613(f)(3)(B).

28. Settling Defendants shall, with respect to any suit or claim brought by either of them for matters related to this Consent Decree, notify DOJ in writing no later than 10 days after initiation of such suit or claim. Settling Defendants also shall, with respect to any suit or claim brought against either of them for matters related to this Consent Decree, notify DOJ in writing within 10 days after service of the complaint or claim. In addition, Settling Defendants shall notify DOJ within 10 days after service or receipt of any Motion for Summary Judgment, and within

10 days after receipt of any order from a court setting a case for trial, for matters related to this Consent Decree.

29. In any subsequent administrative or judicial proceeding initiated by the United States pursuant to the reservations in Section X for injunctive relief, recovery of response costs, or other relief relating to the Site, Settling Defendants shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim-splitting, or other defenses based upon any contention that the claims raised by the United States in the subsequent proceeding were or should have been brought in the instant case; provided, however, that nothing in this Paragraph affects the enforceability of the Covenants by Plaintiff set forth in Section VIII.

XIII. ACCESS TO INFORMATION

30. Within 30 days of the Effective Date, Settling Defendants shall provide to EPA, Settling Federal Agency, NOAA, DOI and DOJ, in a format and to an online file transfer site to be specified by the United States, copies of all records, reports, documents, and other information (including records, reports, documents, and other information in electronic form) not previously provided that are within their possession or control or that of their contractors or agents constituting original monitoring data generated pursuant to EPA's UAO to Settling

Defendant Kaanapali Land, LLC, including sampling, analysis, chain of custody and sample traffic routing (hereinafter referred to as "Records").

31. Settling Defendants certify individually that, to the best of their knowledge and belief, after thorough inquiry, they have not altered, mutilated, discarded, destroyed or otherwise disposed of any Records since notification of potential liability by the United States and have fully complied with any and all requests for information regarding the Site pursuant to Sections 104(e) and 122(e)(3)(B) of CERCLA, 42 U.S.C. §§ 9604(e) and 9622(e)(3)(B), subject to any and all objections previously made by Settling Defendants.

32. Notwithstanding any provision of this Consent Decree, the United States retains all of its information gathering and inspection authorities and rights, including enforcement actions related thereto, under CERCLA, RCRA, and any other applicable statutes or regulations.

33. The United States acknowledges that Settling Federal Agency (a) is subject to all applicable Federal record retention laws, regulations, and policies; and (b) has certified that it has fully complied with any and all EPA and State requests for information regarding the Site pursuant to Sections 104(e) and 122(e)(3)(B) of CERCLA, 42 U.S.C. §§ 9604(e) and 9622(e)(3)(B), and state law.

XIV. EPA'S WITHDRAWAL OF UAOs/SETTLING DEFENDANTS' WITHDRAWAL OF FOIA REQUESTS

34. Upon payment of the Settling Defendants' amounts specified in Section VI (Payment of Response Costs and Natural Resource Damages), the UAOs issued in 2005 and 2009 to Settling Defendants by EPA are withdrawn.

35. Upon the Effective Date, all Freedom of Information Act requests submitted by Settling Defendants to the United States regarding the Site or their potential liability relating to the Site are withdrawn.

XV. NOTICES AND SUBMISSIONS

36. Whenever, under the terms of this Consent Decree, notice is required to be given or a document is required to be sent by one party to another, it shall be directed to the individuals at the addresses specified below, unless those individuals or their successors give notice of a change to the other Parties in writing. Except as otherwise provided, notice to a Party by email (if that option is provided below) or by regular mail in accordance with this Section satisfies any notice requirement of the Consent Decree regarding such Party.

As to DOJ by email: eescasemanagement.enrd@usdoj.gov

As to DOJ by mail: EES Case Management Unit
U.S. Department of Justice
Environment and Natural Resources Division
P.O. Box 7611
Washington, D.C. 20044-7611
Re: DJ # 90-11-3-08781

As to EPA: Rebekah Reynolds
Assistant Regional Counsel
Office of Regional Counsel, ORC-3
U.S. Environmental Protection Agency, Region 9
75 Hawthorne Street
San Francisco, CA 94105
(415) 972-3934
Email: Reynolds.Rebekah@epa.gov

Christopher Lichens
Remedial Project Manager, SFD-8-3
U.S. Environmental Protection Agency, Region 9
75 Hawthorne Street
San Francisco, CA 94105
(415) 972-3149
Email: lichens.christopher@epa.gov

As to NOAA: By email:
Office of General Counsel, Natural Resources Section
Attn: Ericka Hailstocke-Johnson
501 W. Ocean Blvd., Suite 4470
Long Beach, CA 90802
ericka.hailstocke-johnson@noaa.gov

Office of Response & Restoration, Assessment and
Restoration Division
Attn: Laurie Sullivan
1410 Neotomas Avenue, Suite 110
Santa Rosa, CA, 95405

As to DOI: By email:
U.S. Department of the Interior
Solicitor's Office
Division of Parks and Wildlife
Environmental Restoration
Attn: Lisa Stevens
1849 C Street, NW
Mail Stop 6313
Washington, DC 20240
lisa.stevens@sol.doi.gov

United States Department of the Interior
U.S. Department of the Interior
Natural Resource Damage Assessment and Restoration Program
Attention: Restoration Fund Manager
1849 C Street, NW
Mail Stop 4449
Washington, DC 20240
Reference NRDAR Account Number 14X5198

As to Settling Federal Agency:

Department of the Navy
Office of General Counsel
Naval Litigation Office
(Attn: Deputy Director for Affirmative Claims)
720 Kennon St. SE
Building 36, Room 233
Washington Navy Yard, DC 20374

As to Settling Defendants: John S. Hahn
Mayer Brown LLP
1999 K Street, NW
Washington, DC 20006-1101
Jhahn@mayerbrown.com

XVI. RETENTION OF JURISDICTION

37. This Court shall retain jurisdiction over this matter for the purpose of interpreting and enforcing the terms of this Consent Decree.

XVII. INTEGRATION/APPENDIX

38. This Consent Decree and its appendix constitute the final, complete, and exclusive agreement and understanding among the Parties with respect to the settlement embodied in this Consent Decree. The Parties acknowledge that there are no representations, agreements, or understandings relating to the settlement other than those expressly contained in this Consent Decree. The following appendix is attached to and incorporated into this Consent Decree: "Appendix A" is the map showing the general location of the Oahu Sugar pesticide mixing area.

XVIII. LODGING AND OPPORTUNITY FOR PUBLIC COMMENT

39. This Consent Decree shall be lodged with the Court for a period of at least 30 days for public notice and comment. The United States reserves the right to withdraw or withhold its consent if the comments regarding the Consent Decree disclose facts or considerations that indicate that this Consent Decree is inappropriate, improper, or inadequate. Settling Defendants consent to the entry of this Consent Decree without further notice; provided, however, that in the event

that any objection to use of Site-related insurance proceeds in connection with this Consent Decree is raised in the Bankruptcy Court for the Northern District of Illinois before the United States files a motion in this Court to enter this Consent Decree, (i) the United States will confer with the Settling Defendants before filing a motion to enter the Consent Decree; and (ii) Settling Defendants may oppose entry of the Consent Decree, in response to any motion to enter filed by the United States, until the objection is finally resolved in favor of allowing said use of Site-related insurance proceeds.

40. If for any reason (i) this Court should decline to approve this Consent Decree as lodged, or (ii) prior to the Effective Date, an order in the bankruptcy proceedings in the Northern District of Illinois precludes completion of insurance recovery to implement this agreement, this agreement is voidable at the sole discretion of any Party, notwithstanding any other provision of this Consent Decree, and the terms of the agreement may not be used as evidence in any litigation between the Parties.

XIX. SIGNATORIES/SERVICE

41. Each undersigned representative of a Settling Defendant and the Assistant Attorney General, U.S. Department of Justice, Environment and Natural Resources Division, or his/her designee certifies that he or she is authorized to

enter into the terms and conditions of this Consent Decree and to execute and bind legally such Party to this document.

42. Subject to Section XVIII, each Settling Defendant agrees not to oppose entry of this Consent Decree by this Court or to challenge any provision of this Consent Decree, unless the United States has notified Settling Defendant in writing that it no longer supports entry of the Consent Decree.

43. Each Settling Defendant shall identify, on the attached signature page, the name and address of an agent who is authorized to accept service of process by mail on behalf of that Party with respect to all matters arising under or relating to this Consent Decree. Settling Defendants agree to accept service in that manner and to waive the formal service requirements set forth in Rule 4 of the Federal Rules of Civil Procedure and any applicable local rules of this Court, including but not limited to, service of a summons. The Parties agree that Settling Defendants need not file an answer to the complaint in this action unless or until the Court expressly declines to enter this Consent Decree.

XX. FINAL JUDGMENT

44. Upon entry of this Consent Decree by the Court, this Consent Decree shall constitute the final judgment between the United States and Settling Defendants.

SO ORDERED THIS _________ DAY OF _________, 2021.

____

United States District Judge

THE UNDERSIGNED PARTY enters into this Consent Decree in the matter of *United States v. Kaanapali Land, LLC, and Oahu Sugar Company, LLC:*

FOR THE UNITED STATES OF AMERICA:

4/16/21
Dated

JEAN E. WILLIAMS
Acting Assistant Attorney General
U.S. Department of Justice
Environment & Natural Resources Division

/s/ Patricia L. Hurst

PATRICIA L. HURST
KARL J. FINGERHOOD
Senior Counsels
U.S. Department of Justice
Environment & Natural Resources Division
Environmental Enforcement Section

JUDITH A. PHILIPS
Acting United States Attorney
District of Hawaii

RACHEL S. MORIYAMA
Assistant United States Attorney
United States Attorney's Office
District of Hawaii

THE UNDERSIGNED PARTY enters into this Consent Decree in the matter of *United States v. Kaanapali Land, LLC, and Oahu Sugar Company, LLC:*

FOR THE U.S. ENVIRONMENTAL PROTECTION AGENCY:

ENRIQUE MANZANILLA Digitally signed by ENRIQUE MANZANILLA Date: 2021.03.04 12:25:17 -08'00'

ENRIQUE MANZANILLA
Director, Superfund Division
U.S. Environmental Protection Agency, Region 9
75 Hawthorne Street
San Francisco, CA 94105

Reynolds, Rebekah Digitally signed by Reynolds, Rebekah Date: 2021.03.04 11:57:10 -08'00'

REBEKAH REYNOLDS
Assistant Regional Counsel
U.S. Environmental Protection Agency, Region 9
Environmental Protection Agency
75 Hawthorne Street
San Francisco, CA 94105

THE UNDERSIGNED PARTY enters into this Consent Decree in the matter of *United States v. Kaanapali Land, LLC, and Oahu Sugar Company, LLC:*

FOR [signature]:
KAANAPALI LAND, LLC

12-11-20
Dated

STEPHEN A. LOVELETTE
[Name and address of Settling Defendant's signatory]

900 N. Michigan Ave, Suite 1400

Chicago, IL 60611

Agent Authorized to Accept Service on Behalf of Above-signed Party:

Name: STEPHEN A. LOVELETTE

Title: AUTHORIZED AGENT

Address: AS ABOVE

THE UNDERSIGNED PARTY enters into this Consent Decree in the matter of *United States v. Kaanapali Land, LLC, and Oahu Sugar Company, LLC:*

FOR Richard Helland:
OAHU SUGAR COMPANY, LLC

12-1-20
Dated

Richard Helland
[Name and address of Settling Defendant's signatory]

900 N. Michigan Ave. Suite 1400

Chicago, IL 60611

Agent Authorized to Accept Service on Behalf of Above-signed Party:

Name: RICHARD HELLAND

Title: AUTHORIZED AGENT

Address: AS ABOVE

APPENDIX A


Waipio Access Rd.
Waipahu Depot Rd.
Former OSC Pesticide
Mixing Area
WALKER BAY
Hanaloa Pt.
Infrepid Pt.
West
Loch
LST 480
Wreckage
WAIPIO
PENINSULA
West
Loch Channel
Whiskey Wharf
Service Layer Credi

LOCATION MAP


Middle
Loch
East
Loch
West
Loch
FORD
ISLAND
Southeast
Loch
Site
Location
N
1
Miles

LEGEND

- General Site location
- Fenceline

NOTES

1. Map projection: Hawaii State Plane Zone 3, NAD83.
2. Aerial photo source: Google Earth, 1/16/2013.
3. OSC Oahu Sugar Company
   LST Landing Ship Tank
4. Adapted from: Figure 2 Site Location, Final Remedial Investigation Work Plan - Sediment Adjacent to Former Oahu Sugar Company Pesticide Mixing Area - Joint Base Pearl Harbor-Hickam Oahu HI - NMC EAD DET Pearl Harbor Site 7 - PHNC National Priorities List Site - February 2019, prepared for NAVFAC Hawaii by AECOM Technical Services, Inc.

N

0 250 500 1,000 Feet

RAMBOLL US CORPORATION
A RAMBOLL COMPANY

Appendix A - Oahu Sugar Pesticide Mixing Area Location Map